Exhibit b(1)

Siemens Financial Services, Inc.

170 Wood Avenue South
Iselin, NJ 08830
Attention:	Anthony Casciano
Doug Maher
Joseph Russo

August 7, 2009

Excellere Partners

100 Fillmore Street, Suite 300

Denver, CO 80206

Attention: Rob Martin and Matthew Hicks

Re:	$29 million Senior Credit Facility (the “Facility”) on behalf of MTS Medication Technologies, Inc. (the “Company”)

Dear Rob and Matt:

Siemens Financial Services, Inc. (the “Lender” and “Co-Arranger”) is pleased to confirm its commitment to provide to the Company $14 million (the “Commitment Amount”) of the above-referenced Facility (the “Commitment”) on the terms and conditions set forth in the Summary of Terms and Conditions dated August 7, 2009 (the “Summary of Terms”). The purpose of this Facility would be to facilitate the acquisition (such acquisition, including the financing contemplated hereby, collectively the “Transactions”) of all the issued and outstanding equity securities of MTS Medication Technologies, Inc. by MedPak Holdings, Inc. (“Holdings”), a newly formed Delaware corporation controlled by Excellere Partners (the “Sponsor”), and to provide for Company working capital requirements.

This commitment is subject to (a) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the attached Summary of Terms, (b) the absence of a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company since March 31, 2009, (c) none of the Information and Projections (each as defined below) being misleading or incorrect in any material respect in light of the circumstances under which such statements were made, (d) receipt of commitments from other Lenders on the terms and conditions referred to in the attached Summary of Terms for the balance of the required financing for the Transactions, (e) there not having occurred a Company Material Adverse Effect as defined in the Agreement and Plan of Merger dated as of August 7, 2009 made by and among Holdings, MedPak Merger Sub, Inc. and the Company, and (f) the other conditions set forth in the Summary of Terms attached to this letter. It is a further condition to the Lender’s commitment hereunder that U.S. Bank National Association (“U.S. Bank”) commit to provide the portion of the Facility not being provided by the Lender on the same terms as set forth in the Summary of Terms.

You hereby represent and covenant that (a) all information (other than any projections of future performance (the “Projections”) and general economic and industry information) that has been or will be made available to the Lender by the Company, the Sponsor or any of your respective representatives (collectively, the “Information”) is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that has been or will be made available to the Lender by you or any of your representatives has been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that the Projection is subject to significant uncertainties, many of which are beyond the control of the Company, and no assurance can be given that the Projection will be realized). The representations and warranties contained in this paragraph shall not survive the closing date or the initial funding of the Facility and shall be superseded in their entirety by the representations and warranties in the definitive documents with respect to the Facility.

The Sponsor hereby agrees to indemnify and hold harmless the Lender and each of its affiliates and officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transactions or any similar transaction and any of the other transactions contemplated thereby, or (b) the Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its shareholders or creditors or an Indemnified Party is otherwise a party thereto and whether or not the Transactions are consummated. The Sponsor also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Sponsor or its subsidiaries or affiliates or to its respective security holders or creditors arising out of, related to or in connection with the Transactions, except for direct, as opposed to consequential, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

This letter is solely for the benefit and confidential use of the Sponsor and will not be disclosed by the Sponsor other than to its accountants, attorneys and other advisors, and then only in connection with the Transactions and on a confidential basis, except that, following the Sponsor’s acceptance hereof, the Sponsor may (a) make public disclosure of the existence and amount of the Lender’s commitment hereunder, (b) file a copy of this letter in any public record in which it is required by law to be filed, (c) provide a copy of this letter on a confidential basis to the Company and its accountants, attorneys and other advisors, and (d) make such other public disclosures of the terms and conditions hereof as are required by law, in the opinion of its counsel, to make. The Sponsor agrees that it will permit the Lender to review and approve any reference to the Lender contained in any press release or similar public disclosure prior to public release. The Sponsor agrees and acknowledges that the Lender has no responsibility whatsoever to syndicate the Facility to other lenders.

This Commitment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of laws principles. Any action or proceeding relating to this Commitment will be heard in a state or federal court located in New York, New York (and each of the Company and the Sponsor consents to the jurisdiction of such courts and waives any defense of forum non conveniens). Each of the Company and the Sponsor irrevocably waives any and all right to trial by jury in any action or proceeding relating to this Commitment and agrees that any such action or proceeding shall be heard before a court and not before a jury. Time is of the essence of each obligation of the Company and the Sponsor hereunder.

This Commitment supersedes all previous discussions, communications and proposals relating in any way to the Facility. If the terms of this Commitment are acceptable, please sign below and return an originally signed version to the Lender. By signing below, the terms of this Commitment (including, without limitation, each of the terms and conditions set forth in the Summary of Terms) are acceptable, and the Sponsor agrees to pay the deposit and the fees, costs and expenses as provided for in this Commitment. This Commitment will expire unless it has been accepted by 5:00 Eastern time on August 7, 2009. This Commitment will expire if the closing of the Facility has not occurred on or prior to December 31, 2009.

Very truly yours,

Siemens Financial Services, Inc.

By:	/s/ Anthony Casciano
Name:	Anthony Casciano
Title:	Managing Director

By	/s/ Doug Maher
Name:	Doug Maher
Title:	Managing Director

ACCEPTED AND AGREED:

Excellere Capital Management, LLC

By:	/s/ Robert A. Martin
Name:	Robert A. Martin
Title:	Managing Partner

By:	/s/ Matthew C. Hicks
Name:	Matthew C. Hicks
Title:	Partner